Exhibit (a)(13)

STEP BY STEP INSTRUCTIONS

FOR MAKING AN ELECTION

1.	To make your election under the Citrix Stock Option Tender Offer (the “Tender Offer”) process, please click on the Tender Offer Election website link provided in the email sent to you by the Stock Administration department (https://ctxs.equitybenefits.com/SignOn.aspx).

2.	Once in the Tender Offer Election website, you will be automatically directed to the Election Form. Please click on ‘Make an Election.’ Review the detailed listing showing the options eligible for the Tender Offer and the associated cash payment for each applicable option.

3.	Should you wish to accept the Tender Offer, check the box to elect the Tender Offer. After completing the Election Form, you will be allowed to review the elections you have made with respect to your eligible options.

4.	If you are satisfied with your elections, you will be directed to the ‘Stock Option Amendment and Cash Payment Agreement’ document. Should you agree to the terms, you will be directed to a page titled ‘Election Information Statement’ that will allow you to print your election information. Please print this page and keep a copy for your records.

5.	Once you have completed steps 1-4 above, you will have completed the process of tendering your options.

If you are not able to submit your election electronically using the Tender Offer website, you must contact the Stock Administration Department to obtain and complete a paper election form. Hard copy forms can be returned to us via e-mail at employeeservices-stock@citrix.com.

6.	We will issue an election confirmation statement to your email box within one business day after we receive your Tender Offer Election form either through your online election or hardcopy paper submission. If you do not receive a confirmation statement, it is your responsibility to email a copy of your election form or your online statement (which you will have printed out from the Tender Offer website at the time you submit your Election Form online) to the Stock Administration Department at employeeservices-stock@citrix.com prior to 11:59 P.M. Eastern Time on October 8, 2007.

7.	Please note that all elections must be received by Citrix in the Stock Administration Department no later than 11:59 P.M. Eastern Time on October 8, 2007. Any questions or requests for assistance, as well as requests for paper copies of the Offer to Amend document, the Election Form, these instructions, the Stock Option Amendment and Cash Payment Agreement, may be directed to the Stock Administration Department at employeeservices-stock@citrix.com. Copies will be furnished promptly at Citrix’s expense.

8.	We highly recommend that you make and keep copies of all the documents you receive and execute as part of this process.

9.	If you have any questions or concerns, please contact the Stock Administration Department at employeeservices-stock@citrix.com.

INSTRUCTIONS TO ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE TENDER OFFER

1. Delivery of Election Form. A properly completed and duly executed (whether that execution is electronic or via paper) Election Form must be received by Citrix by 11:59 P.M. Eastern Time on October 8, 2007. If you are not able to submit your election electronically via the Offer website you must complete a Paper Election Form and return it to Citrix via e-mail to the Stock Administration Department at employeeservices-stock@citrix.com.

Citrix will send an Election Confirmation Statement via email to your Citrix email address within one business day after your submission of your Election Form on the Tender Offer website at https://ctxs.equitybenefits.com, or within one business day of its receipt of your Paper Election Form. If you do not receive an Election Confirmation Statement in the timeframe prescribed, it is your responsibility to email a copy of your Paper Election Form or your Election Information Statement (which you will have printed out from the Tender Offer website at the time you submit your Election Form online) to the Stock Administration Department at employeeservices-stock@citrix.com prior to 11:59 P.M. Eastern Time on October 8, 2007.

You may change your election with respect to your Eligible Options (as defined in the Offer to Amend) at any time up to 11:59 P.M. Eastern Time on October 8, 2007. If the Tender Offer is extended by Citrix beyond that time, you may change your election with respect to your tendered Eligible Options at any time until the extended expiration of the Tender Offer. To validly change or revoke your election, you must access the Tender Offer website at https://ctxs.equitybenefits.com and complete and submit a new Election Form to Citrix prior to the expiration of the Tender Offer or fill out a new Paper Election Form and deliver it to Citrix via e-mail to the Stock Administration Department at employeeservices-stock@citrix.com. You should print a copy of your revised Election Information Statement or make a copy of your revised Paper Election Form and keep such document with your other records for the Tender Offer. You may change your previously submitted elections as many times as you would like prior to the expiration of the Tender Offer.

Citrix will not accept any alternative, conditional or contingent tenders. All persons tendering Eligible Options will, by completing and executing the Election Form, waive any right to receive any notice of the acceptance of their tender, except as provided for in the Tender Offer.

2. Tenders. If you intend to tender your Eligible Options for amendment pursuant to the Tender Offer, you must access your account at the Tender Offer website https://ctxs.equitybenefits.com and properly complete and duly execute (whether that execution is electronic or via paper) the Election Form or fill out and properly submit a Paper Election Form. If you decide to tender one Eligible Option, you must tender all of your Eligible Options for amendment. While participation in the Tender Offer is completely voluntary, if you elect not to amend your Eligible Options pursuant to the Tender Offer, then you will be solely responsible for any taxes, penalties or interest payable you may incur under Section 409A of the Internal Revenue Code and comparable state taxes.

3. Signatures on This Election Form. If you submit this Election Form through the Tender Offer website, you must electronically sign the Electronic Election Form by confirming your election and clicking “I AGREE.” If you submit a Paper Election Form you must physically sign the Election Form.

4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for paper copies of the Offer to Amend document, the Election Form, these instructions, the Stock Option Amendment and Cash Payment Agreement, may be directed to the Stock Administration Department at employeeservices-stock@citrix.com. Copies will be furnished promptly at Citrix’s expense.

5. Irregularities. Citrix will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tendered option. Citrix will also decide, in its discretion, all questions as to (i) the portion of each retroactively priced option which comprises an Eligible Option for purposes of the Tender Offer; (ii) the number of shares of common stock purchasable under each Amended Option at the New Exercise Price, (iii) the New Exercise Price to be in effect under each Eligible Option and (iv) the amount of the Cash Payment payable with respect to each Eligible Option. Citrix’s determination of such matters will be final and binding on all parties. Citrix reserves the right to reject any or all tenders which it determines do not comply with the conditions of the Tender Offer, are not in proper form or the acceptance of which would be unlawful. Citrix also reserves the right to waive any of the conditions of the Tender Offer or any defect or irregularity in the tender with respect to any particular Eligible Option or any particular Eligible Optionee, and Citrix’s interpretation of the terms of the Tender Offer (including these instructions) will be final and binding on all parties. No tender of an Eligible Option will be deemed to be properly made until all defects and irregularities have been cured by the tendering Eligible Optionee or waived by Citrix. Unless waived, any defects or irregularities in connection with the tender of an Eligible Option must be cured within such time as Citrix shall determine. Neither Citrix nor any other person is or will be obligated to give notice of any defects or irregularities with respect to the tendered options, and no person will incur any liability for failure to give any such notice.

6. Important Tax Information. You should refer to Section 15 of the Offer to Amend document, which contains important U.S. federal tax information concerning the Tender Offer. All Eligible Optionees with Eligible Options are strongly encouraged to consult with their own tax advisors as to the consequences of their participation in the Tender Offer.

7. Copies. You should print a copy of your Election Information Statement, after you have completed and electronically signed your Election Form, or make a copy of your Paper Election Form, and retain it for your records.

IMPORTANT: THE COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY CITRIX BY 11:59 P.M. EASTERN TIME ON OCTOBER 8, 2007.

NOTE: THIS DOCUMENT IS PART OF THE TERMS AND CONDITIONS OF THE TENDER OFFER.